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                                                                 EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Registration No. 33-90138, 33-90852 and 33-92328) and on Form S-8 (Registration No. 333-22547) of Walden Residential Properties, Inc., of our report dated June 27, 1997, except as to Note 14 for which the date is October 1, 1997, with respect to the combined financial statements of Drever Partners, Inc. and affiliates as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in the Current Report on Form 8-K/A dated October 16, 1997 of Walden Residential Properties, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Dallas, Texas
February 18, 1998